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                      November 15, 2023

       Min Liu
       Chief Financial Officer
       Jupai Holdings Limited
       Building 4, No. 1588 Xinyang Road
       Lingang New Area
       China (Shanghai) Pilot Free Trade Zone
       Shanghai 201413
       People   s Republic of China

                                                        Re: Jupai Holdings
Limited
                                                            Form 20-F
                                                            For the Fiscal Year
Ended December 31, 2022
                                                            Filed April 19,
2023
                                                            File No. 001-37485

       Dear Min Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance